Exhibit 10.34
Separation and Transition Agreement

    This Separation and Transition Agreement (the “Transition Agreement”) is made and entered into by and between Root, Inc. (“Root” or the “Company”) and Daniel Rosenthal, an individual (“Executive”).

Recitals
WHEREAS, Executive has been employed by the Company on an at-will basis as Chief Financial Officer (“CFO”) and Chief Revenue & Operations Officer (“CROO”) pursuant to that certain Executive Employment Agreement, dated February 24, 2021 (“Employment Agreement”);
WHEREAS, on February 20, 2023, Executive announced his intent to voluntarily resign from his positions as CFO and CROO with the Company effective March 23, 2023;

WHEREAS, on February 20, 2023, Executive also announced his intent to voluntarily resign as a member of the Company’s Board of Directors, effective immediately;

WHEREAS, both Executive and the Company (collectively, the “Parties”) desire and intend to amicably sever the employment relationship between them;

WHEREAS, both Parties have read and understand the terms of this Transition Agreement, and both Parties have been provided with reasonable opportunities to consult with their respective legal counsel prior to entering this Transition Agreement.

THEREFORE, the Parties hereby agree as follows:

1.Last Day of Employment. Executive’s last day of employment with the Company will be March 23, 2023 (the “Separation Date”). Regardless of whether Executive signs this Transition Agreement, Executive will be paid all wages earned and payable, together with any accrued and unused paid time off (as governed by Company policy on pay at termination), through Executive’s last day of employment, subject to all applicable taxes and withholdings, no later than the next regularly scheduled payday following Executive’s separation, unless sooner as required by law. Executive will also be reimbursed for all necessary and reasonable business-related expenses Executive incurred through the Separation Date, in accordance with Company policy. From and after the Separation Date, Executive shall not be, nor shall Executive represent that he is an employee, officer, representative or agent of the Company.

2.Transition Period and Consideration. In consideration of Executive’s agreements and undertakings in this Transition Agreement, including but not limited to, the Release set forth in Paragraph 5 below, and provided that Executive complies with the terms of this Transition Agreement and signs the Supplemental Release of Claims, attached hereto as Exhibit A, upon the Separation Date (the “Supplemental Release”), Executive shall retain his officer positions and remain on Company payroll at Executive’s current salary through and until the Separation Date (the “Transition Period”). During the Transition Period, Executive will be expected to provide the transition services identified in Exhibit B hereto in order to assist with the efficient transition of Executive’s duties. Executive agrees to undertake his best efforts to fulfill the Company’s transition related requests.

Executive specifically acknowledges that, as set forth herein, the opportunity to earn compensation and applicable benefits during the Transition Period constitutes valuable consideration to which Executive is not otherwise entitled in exchange for Executive’s release of claims contained in this Transition Agreement.

3.Consideration Upon the Separation Date. In further consideration of Executive’s agreements and undertakings in this Transition Agreement, including but not limited to, the Release set forth in Paragraph 5 below, and provided that Executive (i) complies with Paragraph 2 above, (ii) signs and does not revoke this Transition Agreement and (iii) signs and does not revoke the Supplemental Release upon the Separation Date, the Company agrees to provide Executive with the following Separation Benefits (the “Separation Benefits”):

(a)A cash bonus in recognition of Executive’s 2022 performance in the gross amount of $750,000, less applicable withholdings and deductions, payable no later than March 3, 2023, or the date upon which all other similarly situated Company employees receive their 2022 annual performance bonus; and

(b)Provided that Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Action of 1985, as amended (“COBRA”) for Executive and the Executive’s covered dependents following Executive’s separation, the Company shall pay the Company share of the COBRA premiums necessary to continue Executive’s and Executive’s covered dependents’ health insurance coverage that is in effect for Executive (and Executive’s covered dependents) as of the Separation Date. The COBRA coverage benefit will be maintained until the earliest of: (i) December 31, 2023; (ii) the date when Executive becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; or (iii) the date Executive ceases to be eligible for COBRA continuation coverage for any reason, including plan termination (such period from the termination date through the earlier of (i)-(iii), the “COBRA Payment Period”). Notwithstanding the foregoing, if at any time the Company determines that its payment of COBRA premiums on Executive’s behalf would result in a violation of applicable law, then in lieu of paying COBRA premiums pursuant to this Section 3(d), the Company shall pay Executive on the last day of each remaining month of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premium for such month, less applicable federal, state and local payroll taxes and other withholdings required by law, for the remainder of the COBRA Payment Period.

Executive acknowledges that the Separation Benefits identified above constitute consideration to which Executive would not otherwise be entitled without executing this Transition Agreement and the Supplemental Release. Executive further acknowledges that the consideration identified in this Section 3 is not earned until all conditions of receipt have been satisfied. Executive further acknowledges that in the event that Executive (a) is terminated for Cause during the Transition Period; (b) voluntarily resigns during the Transition Period; or (c) does not take all necessary actions to cause the Supplemental Release to be effective within fourteen (14) days following the end of the Transition Period, Executive shall repay to the Company the entire 2022 performance bonus payable pursuant to Section 3(a) hereof, within thirty (30) days of the Company’s written demand for repayment.

4.Payment in Full Satisfaction. Executive acknowledges that, where noted above, the arrangements, payments and benefits described above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, and any of its Affiliates, including but not limited any discretionary bonus or severance pay. Except as specifically described in this Transition Agreement, Executive shall not be eligible to participate or continue to participate in any employee benefit plans or compensation arrangements of the Company, or any of its Affiliates, subsequent to the Separation Date, including but not limited to with respect to any bonus or incentive compensation, or severance pay. Except as specifically described in this Transition Agreement, Executive agrees that other than the Separation Benefits, Executive has been paid all compensation, wages, bonuses, commissions due, and other consideration to which he may be entitled to from the Company and have been provided all leaves (paid or unpaid) to which Executive may be entitled.

5.General Release.

(a)Executive Release. In consideration of the Company’s obligations set forth in this Transition Agreement, including but not limited to the payments and benefits described in Paragraphs 2 and 3 above, Executive voluntarily, knowingly and willingly releases and forever discharges the Company, and its Affiliates, together with their respective present or former officers, directors, partners, shareholders, employees, and each of their predecessors, successors and assigns, in their individual and official capacities (collectively, the “Company Releasees”) from any and all rights, claims, causes of action, charges, demands, damages and liabilities of every kind whatsoever, known or unknown, which Executive or Executive’s executors, administrators, successors or assigns ever had, now have or hereafter can, shall or may have by reason of any matter, cause or thing whatsoever arising from the beginning of time to the time Executive signs this Transition Agreement (the “Release”). This Release includes, but is not limited to, any rights or claims relating in any way to Executive’s employment relationship with the Company or any of the Releasees, or the separation of Executive’s employment, any rights or claims arising under any statute or regulation, including without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974, the anti-retaliation provisions of the Fair Labor Standards Act, the Genetic Information Nondiscrimination Act, the National Labor Relations Act, the Fair Credit Reporting Act, Section 1981 of the Civil Rights Act of 1866, the Worker Adjustment Retraining and Notification (“WARN”) Act and any state WARN statutes, each of the foregoing as amended, and any other federal, state or local law, regulation, ordinance or common law, or under any plan, program, policy, agreement, contract, understanding or promise, written or oral, formal or informal, between the Company and Executive, including but not limited to, any claim for severance pay, attorney’s fees, costs, and/or other fringe benefit of the Company, and any and all claims for alleged tortious, defamatory or fraudulent conduct.

(b)Notwithstanding the forgoing, nothing in this Transition Agreement shall serve to waive any claims or rights that, pursuant to law, cannot be waived or subject to a release of this kind, such as (i) claims for unemployment or workers’ compensation benefits; (ii) rights to vested benefits under any applicable retirement plans as of the Separation Date; (iii) claims arising under or to enforce the terms of this Transition Agreement; and/or (iv) any rights or claims that may arise after the date on which Executive executes this Agreement. Moreover, nothing herein shall be construed to prohibit Executive from filing a charge with, or participating in any investigation or proceeding conducted by, the Department of Labor, the Equal Employment Opportunity Commission or a comparable state or local agency; provided, however, that Executive agrees and covenants to waive Executive’s right to recover monetary damages in any such charge, complaint, or lawsuit filed by Executive or by any other person, organization, or other entity on Executive’s behalf with respect to the claims released by this Agreement. Nothing in this Transition Agreement shall prevent Executive from making disclosures that are protected under whistleblower provisions of applicable law, or from receiving an award for making such disclosures.

(c)Company Release. In consideration of Executive’s obligations set forth in this Transition Agreement, the Company, its officers and directors, and each of their successors and assigns (collectively, the “Company Releasors”) voluntarily, knowingly and willingly release and forever discharge Executive, his successors and assigns from any and all rights, claims, causes of actions, charges, demands and liabilities, known or unknown, which the Company Releasors had, now have, or hereafter can, shall or may have arising from the beginning of time to the time the Company signs this Transition Agreement.

6.D&O Insurance. The Company warrants and represents that it currently has and will maintain Director and Officer insurance coverage to the benefit of Executive pursuant to and in accordance with the Company’s current D&O policy.

7.Termination of Employment During Transition Period. The Company may terminate Executive’s employment at any time before and during the Transition Period upon notice to Executive. If the Company terminates Executive’s employment for Cause during the Transition Period (as defined herein) or if Executive voluntarily resigns during the Transition Period, Executive will not be eligible to receive the Separation Benefits described in Paragraph 3 hereof or any continuing salary or benefits following the date of such termination. For purposes of this Transition Agreement, “Cause,” as determined by the Board of Directors of the Company in its reasonable judgment, means the occurrence of any of the following on Executive’s part during the Transition Period: (i) fraud related to Executive’s employment, theft, embezzlement, or conviction of or plea to a felony; (ii) material breach of any of Executive’s fiduciary duties as an employee of the Company; (iii) failure to diligently and competently perform any of the Company’s reasonable transition requests or failure to immediately return any Company property or confidential information in Executive’s possession upon the Company’s request; (iv) Executive’s violation of the material written rules, regulations, procedures, or policies relating to the conduct of employees of the Company; or (v) breach of any of the provisions set forth in Executive’s Employment Agreement. With respect to Causes described in this Paragraph as (ii)-(v) inclusive, Company shall provide written notice of any issue that it believes qualifies as Cause and provide Executive an opportunity to cure said Cause within ten (10) business days. If Executive cures the alleged Cause, it shall no longer be the basis for termination for Cause as defined herein. If the Company terminates Executive’s employment without Cause, as defined above, the Company will pay Executive for the remainder of the Transition Period as though Executive remained employed, and the Separation Benefits described in Section 3 (provided that Executive signs and does not revoke the Supplemental Release).

8.Representations. Executive hereby specifically represents, warrants, and confirms that Executive: has not filed any claims, complaints, or actions of any kind against the Company Releasees with any court of law, or local, state, or federal government or agency; has not engaged in and is not aware of any unlawful conduct relating to the business of the Company and its Affiliates; and has not assigned or otherwise transferred any interest in any claim that Executive may have against the Company Releasees, or any one of them.

9.Mutual Non-disparagement. Executive agrees that both during the Transition Period and after the Separation Date, Executive shall not make, directly or indirectly, or encourage others to make, any disparaging remarks or send any disparaging communications, directly or indirectly, concerning the Company or any of its Affiliates, the business or management of Company or any of its Affiliates, or any of their respective officers, directors, board members, representatives or employees. Similarly, the Company agrees that both during the Transition Period and after the Separation Date, it shall instruct its current officers and directors to refrain from making any disparaging remarks or from sending any disparaging communications, directly or indirectly, concerning Executive, Executive’s employment or Executive’s service as officer and director for the Company.

10.Protected Activity. Nothing in this Transition Agreement is intended to or shall preclude Executive from providing truthful information to, or participating in any investigation or proceeding conducted by, any federal, state or local government agency or self-regulatory organization; making any truthful statements or disclosures on any non-privileged subject matter in response to a valid subpoena, court order, regulatory request or other judicial, administrative, or legal process or otherwise as required by law, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order; reporting, without any prior authorization from or notification to the Company, possible violations of federal, state or local law or regulation, or any good faith allegation of criminal conduct, to any appropriate federal, state, or local official; or requesting or receiving confidential legal advice.

11.Return of Company Property. Executive agrees that upon the Company’s request during the Transition Period and in any event, no later than the Separation Date, Executive shall return to the Company all files, memoranda, records, building and office access cards, ID cards, keys, databases, devices, software, equipment, and other Company property, including but not limited to all such items containing confidential information of the Company or its Affiliates, that have come into Executive’s possession or that Executive has received, acquired, or prepared in connection with Executive’s relationship with the Company. Executive further agrees that Executive will not retain any copies, duplicates, reproductions or excerpts of any property of the Company or its Affiliates, including but not limited to property containing confidential information of the Company or its Affiliates.

12.No Admission of Liability. Executive and the Company agree and acknowledge that neither this Transition Agreement, nor any of the considerations described in this Transition Agreement, shall constitute or be interpreted as an admission of liability of any kind by the other party or their Releasees that they have acted wrongfully or unlawfully with respect to any person, or that there are any rights whatsoever against the other party or their Releasees except as contained in this Transition Agreement.

13.Cooperation. Executive agrees to provide reasonable cooperation to the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Executive’s employment by the Company. Such cooperation includes, without limitation, making himself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse Executive for reasonable out-of-pocket expenses Executive incurs in connection with any such cooperation (excluding foregone wages, salary, or other compensation) but including reasonable attorneys’ fees at a rate mutually agreed upon by the parties commensurate with commercially reasonable attorney rates in the Columbus, Ohio area, and will make reasonable efforts to accommodate Executive’s scheduling needs and for more than de minimis service, Executive and the Company will agree on a mutually agreeable per diem rate. In addition, in the event Executive is receiving Separation Benefits, for twelve (12) months after the Separation Date, Executive agrees to reasonably cooperate with the Company in all matters relating to the transition of Executive’s work and responsibilities on behalf of the Company, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by the Company. Such transition assistance described in the previous sentence shall not be subject to additional compensation, and the Company will make reasonable efforts to accommodate Executive’s scheduling needs. Further, in accordance with Executive’s February 24, 2021, Proprietary Information and Inventions Agreement, Executive agrees to assist the Company, or its designee, to secure the Company’s rights in Inventions (as defined therein), and to provide assistance in connection with maintaining, protecting and enforcing the Company’s intellectual property rights.

14.Review Period; Effective Date. Executive will have a period of seven (7) days to review this Transition Agreement and consider whether to sign it (the “Review Period”). However, Executive may sign this Transition Agreement prior to the expiration of the Review Period if Executive wishes to do so. This Transition Agreement will not become effective until it is signed by both parties (the “Effective Date”).

15.Consultation with an Attorney. The Company advises Executive to consult with an attorney of Executive’s choice prior to signing this Transition Agreement. This Transition Agreement constitutes a binding legal instrument affecting significant rights. Executive understands and agrees that Executive has the right and has been given the opportunity to review this Transition Agreement and, specifically, the Release set forth in Paragraph 5 above, with an attorney of Executive’s choice should Executive so desire. Executive also understands and agrees that absent his acceptance of the terms of this Transition Agreement, the Company is under no obligation to offer Executive the consideration described in Paragraphs 2 and 3, and that Executive is under no obligation to consent to the Release in Paragraph 5.

16.Choice of law; Jurisdiction. This Agreement shall be construed in accordance with the laws of Ohio without regard to conflicts of law principles. Each party hereto submits to the exclusive jurisdiction of the state and federal courts located in Ohio for any action or proceeding to enforce this Agreement.

17.Entire Agreement; Continuing Obligations; Modification and Waiver. The terms and conditions described in this Transition Agreement set forth the entire agreement and understanding and replaces, and supersedes, any previous oral or written understandings between Executive and the Company on each the subjects addressed in this Transition Agreement; provided however, that Executive’s obligations under Executive’s February 24, 2021 Proprietary Information and Inventions Agreement (“Continuing Obligations”), continue in full force and effect according to their terms and survive the separation of Executive’s employment from the Company. This Transition Agreement may only be modified by written agreement signed by both Executive and an authorized representative of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Transition Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

18.Counterparts. This Transition Agreement may be executed in counterparts, each of which shall be deemed an original, and that all counterparts so executed shall constitute one Agreement binding on both Executive and the Company, notwithstanding that Executive and the Company are not signatory to the same counterpart. This Transition Agreement may be executed either by original, facsimile, or electronic copy, each of which will be equally binding.

19.Voluntary and Knowing Execution of this Transition Agreement. Executive acknowledges and agrees that Executive executed this Transition Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Executive’s claims that Executive may lawfully waive against the Company and any of the other Releasees. Executive further acknowledges that Executive: (a) has have read this Transition Agreement; (b) has been represented in the negotiation and execution of this Transition Agreement by legal counsel of Executive’s own choice or have elected not to retain legal counsel; (c) understands the terms and conditions of this Transition Agreement, including any rights or claims Executive is surrendering or releasing through this Transition Agreement; and (d) is fully aware of the legal and binding effect of this Transition Agreement.

By their signatures, the Company and Executive agree to be bound by the foregoing terms of this Transition Agreement.

/s/ Daniel Rosenthal                /s/ Alexander Timm
Daniel Rosenthal                Root, Inc.

                        By: Alexander Timm

                        Title: Chief Executive Officer

Date:     February 20, 2023            Date:     February 21, 2023

EXHIBIT A

SUPPLEMENTAL RELEASE OF CLAIMS

For and in consideration of certain Separation Benefits provided to Executive under the Separation and Transition Agreement between Executive and Root, Inc. (the “Company”), dated as of February 20, 2023 (the “Transition Agreement”), which are conditioned on my signing this Supplemental Release and Waiver of Claims (this “Supplemental Release”) and on Executive’s compliance with the Continuing Obligations (as defined in the Paragraph 17 of the Transition Agreement), and to which Executive is not otherwise entitled, and other good and valuable consideration, the receipt and sufficiency of which Executive hereby acknowledges, on his own behalf and that of his heirs, executors, administrators, beneficiaries, personal representatives and assigns, Executive agrees that this Supplemental Release shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that Executive has had in the past, now has, or might now have, in any way related to, connected with or arising out of Executive’s employment, its termination, or his other associations with the Company or any of its Affiliates (as defined in the Transition Agreement), or pursuant to Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act, the fair employment practices laws and statutes of the state or states in which Executive has provided services to the Company or any of its Affiliates (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and Executive hereby releases and forever discharges the Company, its Affiliates and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, employees, employee benefit plans, administrators, trustees, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities (collectively, the “Company Releasees”), from, and Executive hereby waives, any and all such Claims.

Executive understands that nothing contained in this Release of Claims shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the federal Department of Labor or Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that Executive hereby agrees to waive his right to recover monetary damages or other individual relief in any such charge, investigation or proceeding or any related complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf. Executive further understands that nothing contained herein limits, restricts or in any other way affects Executive’s communications with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to such governmental agency or entity.

In consideration of Executive’s obligations set forth in this Supplemental Release of Claims, the Company, its officers and directors, and each of their successors and assigns (collectively, the “Company Releasors”) voluntarily, knowingly and willingly release and forever discharge Executive, his successors and assigns from any and all rights, claims, causes of actions, charges, demands and liabilities, known or unknown, which the Company Releasors had, now have, or hereafter can, shall or may have arising from the beginning of time to the time the Company signs this Supplemental Release of Claims.

Executive represents and warrants that, in accordance with Paragraph 11 of the Transition Agreement, Executive has returned to the Company any and all documents and other property of the Company and its Affiliates that Executive had in his possession, custody or control on the date Executive’s employment with the Company terminated and that Executive has retained no such property. Without limiting the foregoing, Executive also represents and warrants that Executive has retained no copy of any such requested documents, materials or information.

Executive acknowledges that this Supplemental Release creates legally binding obligations, and that the Company has advised Executive to consult an attorney before signing it. Executive further acknowledges that Executive may not sign this Supplemental Release prior to the Separation Date (as such term is defined in the Transition Agreement). In signing this Supplemental Release, Executive gives the Company assurance that Executive has signed it voluntarily and with a full understanding of its terms; that Executive has had sufficient opportunity of not less than twenty-one (21) days before signing this Supplemental Release to consider its terms and to consult with an attorney, if Executive wished to do so, or to consult with any person to whom reference is made in Paragraph 15 of the Transition Agreement; and that Executive has not relied on any promises or representations, express or implied, that are not set forth expressly in this Supplemental Release. Executive understands that Executive will have seven (7) days after signing this Supplemental Release to revoke Executive’s signature, and that, if Executive intends to revoke his signature, Executive must do so in writing addressed and delivered via email to Alex Timm at [redacted] prior to the end of the seven (7) day revocation period. Executive understands that this Supplemental Release will become effective upon the eighth (8th) day following the date that Executive signs it, provided that Executive does not revoke his acceptance in accordance with the immediately preceding sentence (Effective Date of the Supplemental Release).

This Supplemental Release constitutes the entire agreement between Executive and the Company and supersedes all prior and contemporaneous communications, agreements and understandings, whether written or oral, with respect to Executive’s employment, its termination and all related matters, excluding only the Transition Agreement and the Continuing Obligations, which shall remain in full force and effect in accordance with their terms. This Supplemental Release may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by me and an expressly authorized representative of the Company.

By their signatures, the Company and Executive agree to be bound by the foregoing terms of this Supplemental Release.

Daniel Rosenthal                Root, Inc.

                        Title:
Date:                         Date:

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